(a)(76)

VOYA EQUITY TRUST

Establishment and Designation of

Series and Classes of Shares of Beneficial

Interest, Par Value $0.01 Per Share

Effective: November 22, 2016

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the “Declaration of Trust”), including Article V, Sections 5.11 and 5.13, and Article VIII, Section 8.3 of the Trust’s Declaration of Trust, hereby establish an additional series of the Trust (the “Fund”), and divide the shares of beneficial interest of the Fund into two separate classes (each a “Class,” and together, the “Classes”), the Fund and the Classes hereby created having the following special and relative rights:

1.	The Fund shall be designated Voya U.S. High Dividend Low Volatility Fund. The Classes thereof shall be designated as follows:

Voya U.S. High Dividend Low Volatility Fund Class A

Voya U.S. High Dividend Low Volatility Fund Class I

2.	The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current registration statement on Form N-1A (File No. 333-56881) as filed with the United States Securities and Exchange Commission with respect to the Fund under the Securities Act of 1933, as amended (the “Registration Statement”). Each share of each Class of the beneficial interests of the Fund (“Share”) shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such class of shares of the Fund, and shall be entitled to receive its pro rata share of net assets allocable to such class of shares of the Fund upon liquidation of the Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

3.	Each share of beneficial interest of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or class of Shares) shall be entitled to vote. Shareholders of the Fund shall vote together as a class on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”), or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

4.	The assets and liabilities of the Trust shall be allocated among the Fund and each other series within the Trust, as set forth in Section 5.11 of the Declaration of Trust, except as described below:

a.	Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should be properly allocated to the Shares of a particular Class of the Fund may be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

b.	The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges, and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all series for all purposes.

5.	Shares of each Class of the Fund may vary as to rights of redemption and conversion rights, as set forth in the then current prospectus for the Fund.

6.	The shares of the Fund and of each Class of the Fund shall be subject to all provisions of the Declaration of Trust, including the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, conversion rights and terms and conditions of redemption described therein.

7.	Nothing herein shall entitle any shareholder of the Fund to any assets of the Trust other than those of the Fund.

8.	The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund or any Class thereof now or hereafter created, or otherwise change the special and relative rights of the Shareholders of the Fund or a Class.

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin	/s/ Patrick W. Kenny
Colleen D. Baldwin, as Trustee	Patrick W. Kenny, as Trustee

/s/ John V. Boyer	/s/ Shaun P. Mathews
John V. Boyer, as Trustee	Shaun P. Mathews, as Trustee

/s/ Patricia W. Chadwick	/s/ Joseph E. Obermeyer
Patricia W. Chadwick, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	/s/ Sheryl K. Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee

/s/ Russell H. Jones	/s/ Roger B. Vincent
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee